Exhibit 99.2

S&P GLOBAL INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On September 7, 2016, S&P Global Inc. (the “Company”, "we" or "our") completed the sale of J.D. Power and Associates (“J.D. Power”) to XIO Group, a global alternative investments firm. The Company entered into a definitive Stock and Asset Purchase Agreement (the “Purchase Agreement”) with Jefferson Bidco Inc. (the “Purchaser”), an affiliate of XIO Group, on April 15, 2016, pursuant to which the Purchaser agreed to acquire all the outstanding shares of J.D. Power, along with other assets dedicated to the J.D. Power business, from the Company (the “Transaction”). The Purchase Agreement provides that the Purchaser will pay an aggregate consideration of approximately $1.1 billion in cash to acquire J.D. Power, subject to working capital and certain other closing adjustments.

The unaudited pro forma consolidated balance sheet as of June 30, 2016 is presented as if the sale of J.D. Power had occurred on June 30, 2016. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2015 and the six months ended June 30, 2016 are presented as if the sale of J.D. Power had occurred on January 1, 2015.

The estimated net gain resulting from the sale of J.D. Power is included as an adjustment to retained earnings on the unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 and is not reflected as an adjustment to the unaudited pro forma condensed consolidated statements of operations.

This unaudited pro forma condensed financial information should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and Form 10-Q for the six months ended June 30, 2016, as filed with the Securities and Exchange Commission.

The following unaudited pro forma condensed consolidated information is derived from the Company's historical consolidated financial statements. The unaudited pro forma condensed consolidated financial statements are based on available information and certain assumptions considered reasonable by management.

This unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred had the disposition been effected on the assumed dates, nor is it necessarily indicative of our future operating results.

S&P Global Inc.
Pro Forma Condensed Consolidated Balance Sheet
June 30, 2016

(unaudited, in millions)	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$1,567	$1,072	a	$2,639
Accounts receivable, net of allowance for doubtful accounts	1,007	—		1,007
Deferred income taxes	110	—		110
Prepaid and other current assets	201	—		201
Assets of businesses held for sale	574	(515)	b	59
Total current assets	3,459	557		4,016
Property and equipment, net of accumulated depreciation	242			242
Goodwill	2,882	—		2,882
Other intangible assets, net	1,483	—		1,483
Other non-current assets	225	—		225
Total assets	$8,291	$557		$8,848
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$178	$—		$178
Accrued compensation and contributions to retirement plans	265	—		265
Short-term debt	309	—		309
Unearned revenue	1,460	—		1,460
Other current liabilities	426	236	c	662
Liabilities of businesses held for sale	207	(194)	b	13
Total current liabilities	2,845	42		2,887
Long-term debt	3,470	—		3,470
Pension and postretirement benefits	260	—		260
Other non-current liabilities	371	—		371
Total liabilities	6,946	42		6,988
Redeemable noncontrolling interest	920	—		920
Equity:
Common stock	412	—		412
Additional paid-in capital	444	—		444
Retained income	8,123	515	d	8,638
Accumulated other comprehensive loss	(627)	—		(627)
Less: common stock in treasury	(7,976)	—		(7,976)
Total equity - controlling interests	376	515		891
Total equity - noncontrolling interests	49	—		49
Total equity	425	515		940
Total liabilities and equity	$8,291	$557		$8,848

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

S&P Global Inc.
Condensed Consolidated Statement of Income
Six Months Ended June 30, 2016

(unaudited, in millions except per share data)	Historical	Pro Forma Adjustments		Pro Forma
Revenue	$2,823	$(160)	e	$2,663
Expenses:
Operating-related expenses	926	(67)	e	859
Selling and general expenses	647	(61)	e	586
Depreciation	40	—		40
Amortization of intangibles	47	—		47
Total expenses	1,660	(128)		1,532
Operating profit	1,163	(32)		1,131
Interest expense, net	83	—		83
Income before taxes on income	1,080	(32)		1,048
Provision for taxes on income	345	(13)	f	332
Net Income	735	(19)		716
Less: net income from continuing operations attributable to noncontrolling interests	(58)	—		(58)
Net income attributable to S&P Global Inc.	$677	$(19)		$658

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$2.56			$2.49
Diluted	$2.54			$2.46
Weighted-average number of common shares outstanding:
Basic	264.7			264.7
Diluted	267.0			267.0

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

S&P Global Inc.
Condensed Consolidated Statement of Income
Year Ended December 31, 2015

(unaudited, in millions except per share data)	Historical	Pro Forma Adjustments		Pro Forma
Revenue	$5,313	$(316)	e	$4,997
Expenses:
Operating-related expenses	1,672	(129)	e	1,543
Selling and general expenses	1,578	(101)	e	1,477
Depreciation	90	(1)	e	89
Amortization of intangibles	67	(7)	e	60
Total expenses	3,407	(238)		3,169
Other income	11	—		11
Operating profit	1,917	(78)		1,839
Interest expense, net	102	—		102
Income before taxes on income	1,815	(78)		1,737
Provision for taxes on income	547	(27)	f	520
Net Income	1,268	(51)		1,217
Less: net income from continuing operations attributable to noncontrolling interests	(112)	—		(112)
Net income attributable to S&P Global Inc.	$1,156	$(51)		$1,105

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$4.26			$4.07
Diluted	$4.21			$4.02
Weighted-average number of common shares outstanding:
Basic	271.6			271.6
Diluted	274.6			274.6

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

S&P Global Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
(Unaudited)

1.	Accounting Policies
Assets and Liabilities Held for Sale and Discontinued Operations

Assets and Liabilities Held for Sale
We classify a disposal group to be sold as held for sale in the period in which all of the following criteria are met: management, having the authority to approve the action, commits to a plan to sell the disposal group; the disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such disposal group; an active program to locate a buyer and other actions required to complete the plan to sell the disposal group have been initiated; the sale of the disposal group is probable, and transfer of the disposal group is expected to qualify for recognition as a completed sale within one year, except if events or circumstances beyond our control extend the period of time required to sell the disposal group beyond one year; the disposal group is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

An entity that is classified as held for sale is initially measured at the lower of its carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held for sale criteria are met. Conversely, gains are not recognized on the sale of a disposal group until the date of sale.

The fair value of a disposal group less any costs to sell is assessed each reporting period it remains classified as held for sale and any subsequent changes are reported as an adjustment to the carrying value of the disposal group, as long as the new carrying value does not exceed the carrying value of the disposal group at the time it was initially classified as held for sale. Upon determining that a disposal group meets the criteria to be classified as held for sale, the Company reports the assets and liabilities of the disposal group as held for sale in the current period in our consolidated balance sheets.

Discontinued Operations
Beginning on January 1, 2015, we adopted revised guidance for discontinued operations that raises the threshold for a disposal to qualify as a discontinued operation. In determining whether a disposal of a component of an entity or a group of components of an entity is required to be presented as a discontinued operation, we make a determination whether the disposal represents a strategic shift that had, or will have, a major effect on our operations and financial results. A component of an entity comprises operations and cash flows that can be clearly distinguished both operationally and for financial reporting purposes. If we conclude that the disposal represents a strategic shift, then the results of operations of the group of assets being disposed of (as well as any gain or loss on the disposal transaction) are aggregated for separate presentation apart from our continuing operating results in the consolidated financial statements.

The assets and liabilities of J.D. Power are classified as held for sale in our condensed consolidated balance sheet as of June 30, 2016. The disposal of J.D. Power does not represent a strategic shift that will have a major effect on operations and financial results, therefore, it is not classified as a discontinued operation.

The unaudited pro forma consolidated balance sheet as of June 30, 2016 is presented as if the sale of J.D. Power had occurred on June 30, 2016. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2015 and the six months ended June 30, 2016 are presented as if the sale of J.D. Power had occurred on January 1, 2015.

2.	Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial information:

(a)	Represents the increase in cash and cash equivalents resulting from consideration received at the close of the Transaction.

(b)	Adjustments to reflect the elimination of assets and liabilities of J.D. Power as of June 30, 2016.

(c)
This adjustment represents the taxes payable attributable to the gain on sale and transaction-related expenses that have been accrued for as of the close of the Transaction. The taxes payable amount was calculated using an estimated blended U.S. Federal and state rate of 37.0%.

(d)
Adjustment to reflect the gain of $515 million arising from the transaction as of September 1, 2016. This estimated gain has not been reflected in the pro forma condensed consolidated statements of income as it is considered to be nonrecurring in nature. No adjustment has been made for the sale proceeds to give effect to any potential post-closing adjustments under the terms of the Purchase Agreement.

(e)	Adjustments to reflect the elimination of revenue, operating-related expenses, selling and general expenses, depreciation and amortization of J.D. Power.

(f)
Adjustment represents the estimated income tax effect of the pro forma adjustments. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented.